PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

Pathstone Family Office, LLC (“Pathstone”) has adopted a Code of Ethics, which is a separate document from this Compliance Manual. This Code of Ethics is to be reviewed in conjunction with this Compliance Manual. Following various financial industry and accounting scandals and market timing scandals, the SEC adopted the Code of Ethics Rule as a further means of regulation and to encourage Advisory firms in the self-promotion of fiduciary standards. Pathstone’s Code of Ethics covers all Supervised Persons.

Regulatory Requirement

Under the “Code of Ethics Rule” — Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act,, SEC registered investment Advisers are required to adopt a code of ethics. The code of ethics must set forth the standards of business conduct expected of all firm Supervised Persons. The SEC rule is "designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of Advisory firms and their personnel." This rule is one of a number of regulatory initiatives by the SEC to address an increasing number of enforcement actions against advisers and their personnel alleging violations of fiduciary obligations to clients, including mutual fund clients.

In order to prevent unlawful trading and promote ethical conduct by Advisory employees, Advisers’ code of ethics should include certain provisions relating to personal securities trading by Advisory personnel. A code of ethics must include the following requirements:

•	“Access Persons” must report their personal securities transactions to the CCO or to another designated person each quarter. “Access Persons” are any Supervised Persons who have access to nonpublic information regarding client transactions or holdings, make securities recommendations to clients or have access to such recommendations, and, for most Advisers, all officers, directors, and partners.

•	Access Persons must submit a complete report of the covered securities that they hold at the time they first become an Access Person, and then at least once each year after that. The Code of Ethics must also require that Access Persons obtain approval prior to investing in initial public offerings or private placements or other limited offerings, including pooled investment vehicles (except if the firm has only one access person).

•	The CCO or another designated person must review these personal securities holdings and transaction reports.

Supervised Persons must promptly report violations of the code of ethics (including the federal securities laws) to the CCO or to another designated person (provided the CCO also receives a report on such issues). Firms must also maintain a record of these breaches.

Administration

The CCO has primary responsibility for the administration and recordkeeping relating to the Code of Ethics.

Procedures and Practices

The following policies and practices pertaining to the Code of Ethics will be implemented:

1

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

•	The Code of Ethics is distributed to all Supervised Persons upon hire, and annually thereafter.
•	Each Supervised Person must acknowledge receipt of the Firm's Code of Ethics initially upon hire and then annually, and complete an acknowledgement/ certification through the automated compliance system or otherwise.
•	The CCO reviews the Firm's Code of Ethics and updates the document as may be appropriate.
•	The CCO reviews Supervised Persons’ Annual Holdings Reports.
•	Pathstone’s Code of Ethics requires Supervised Persons to obtain approval prior to investing in initial public offerings or private placements or other limited offerings, including pooled investment vehicles. Prior approval must also be sought for (1) add-on investments to previously disclosed private placements or limited offerings and (2) transactions (e.g., purchases or sales) in equity positions, including but not limited to any stock, option, warrant or derivative (or contingently) related security in excess of a specified dollar threshold.
•	The Compliance Office periodically reviews Supervised Persons’ personal transactions/holdings reports.
•	The firm's Form ADV Part 2 includes an offer to provide the complete Code of Ethics to any client upon request. Any Supervised Person who receives a third-party request for a complete copy of the Code of Ethics should forward such request immediately to the CCO. The Compliance Team is ultimately responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.
•	The CCO retains or supervises electronic retention of relevant Code of Ethics records as required, including but not limited to, the Code of Ethics, as amended from time to time, acknowledgements and certifications, initial and annual holdings reports, quarterly reports of personal securities transactions, pre-clearance requests, and violations and sanctions.
•	Violations of the Code may subject Supervised Persons to remedial actions, which may include, but are not limited to, a verbal reprimand, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

Compliance Points:

1.	Pathstone’s Code of Ethics contains important guidelines and restrictions on gifts and business entertainment to address associated conflicts of interest. No Supervised Person should ever allow gifts or business entertainment to affect his or her decision-making relating to client accounts.
2.	Reporting requirements for personal securities transactions include all accounts of an Access Person in which the Access Person has a beneficial interest. This includes spouses and all dependents in the Access Person’s household.
3.	The Code of Ethics also includes principles to reinforce prohibitions against insider trading and the fundamental importance of maintaining the confidentiality of all client information.

D.	Insider Trading

Pathstone’s policy prohibits any employee from acting upon, misusing or disclosing any material non- public information, known as inside information. Any instances or questions regarding possible inside

2

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

information must be immediately brought to the attention of the CCO.

No officer, director or employee of an adviser may buy or sell securities for his or her personal portfolio or for the portfolios of others where his or her decision is substantially influenced by material information derived, in whole or in part, by reason of his or her employment unless the information is also available to the investing public on reasonable inquiry. Any person having access to material and non-public corporate information violates anti-fraud provisions of the federal securities laws by effecting securities transactions without disclosure of the information. Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose Supervised Persons and Pathstone to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Pathstone may be sued by investors seeking to recover damages for insider trading violations.

Regulatory Requirement

Registered investment Advisers are required to establish, maintain, and enforce written policies and procedures that are reasonably designed to prevent the misuse of material non-public information (under Section 204A of the Advisers Act). These policies and procedures must encompass the Adviser’s activities and those of its Supervised Persons.

Administration

The CCO has the primary responsibility for the administration and recordkeeping relating to Insider Trading.

Procedures and Practices

Pathstone has incorporated its insider trading policy within its Code of Ethics. As such, Pathstone’s insider trading policy is distributed to all employees as a part of the firm’s Code of Ethics, and is distributed to all employees annually and to all new employees upon hire. The following processes are followed to implement compliance with the insider trading policy:

•	Employees must report to the CCO all business, financial or personal relationships that may result in access to material, non-public information;
•	The CCO reviews all reportable personal investment activity for employee and employee- related accounts;
•	The Compliance Office periodically reviews Firm trading activity
•	Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO. This degree of caution will protect Supervised Persons, our clients, and the Firm. Any violations of the Firm’s Insider Trading policies may result in disciplinary action and/or termination.
•	The following steps should be taken by a Supervised Persons if there is a belief that he/she has access to inside information:
o	Report the information and proposed trade immediately to the CCO.
o	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the firm.
3

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

o	Do not communicate the information inside or outside the firm, other than to the CCO.
•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm will take. The CCO prepares a written report, as necessary, of any possible violation of the Firm’s Insider Trading Policy for the purpose of implementing corrective and/or disciplinary action.

Compliance Points

1.	Pathstone’s Code of Ethics prohibits any Supervised Person from serving on the board of directors of a public company or other governing board of a public company without written approval of the CCO. Such service with a public company could subject a person to inside information and therefore restrict such employee’s and Pathstone’s ability to trade such security(ies).
2.	Pathstone’s compliance reporting requirement and compliance reviews of personal securities transactions are, in part, designed to detect personal trading based on inside information.
3.	The portfolio holdings of client accounts and trading activity within such accounts are considered inside information by Pathstone.
4.	Supervised Persons should be aware that inside information about public companies may be acquired from a broad range of sources, potentially including clients or brokers with which the firm conducts securities activities. Supervised persons should be cognizant that they should not act on any third party information that they believe may be inside information regardless of the source of such information.

E.	Complaints

Pathstone takes seriously any client complaint. Pathstone’s policy is to address any complaint within a reasonable period, and determine the merits of any particular complaint.

Regulatory Requirement

Pathstone’s fiduciary duty requires that it treat clients fairly and places clients’ interests ahead of its own. The complaint resolution process and the specific resolution of any complaint may also be reviewed by government regulators.

Administration

The CCO has the overall responsibility for the monitoring of our complaints policy, procedures and practices.

Client statements expressing dissatisfaction with account performance relating to the market or factors outside of Pathstone’s control will generally be deemed to not be a complaint; nonetheless, such matters will be reviewed with the applicable client to understand and seek to address client concerns and/or adjust client risk tolerance or objectives as warranted.

Procedures and Practices

4

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

The following are the policies and procedures implemented pertaining to complaints:

•	Any client grievance reported will be researched by the CCO to determine if it pertains to investments, investment accounts or a financial professional of Pathstone.

•	Pathstone maintains a complaint file for any complaints received from any clients or third parties.
•	Any employee receiving a client complaint must forward the client complaint to Pathstone’s CCO.
•	As appropriate, the CCO will review the Complaint, and investigate the circumstances of the matter. Any appropriate supervisory review or response will be completed.
•	The CCO will maintain records and supporting information for each client complaint in the firm's complaint file.

F.	Books & Records

All employees of Pathstone should review this policy and identify records that may be related to their specific job functions. Pathstone’s policy is to ensure that all required books and records are properly prepared and maintained.

Regulatory Requirement

Registered investment Advisers must make and keep true, accurate and current certain books and records relating to investment Advisory business (under “the Books and Records Rule” — Rule 204-2). The books and records that are required are quite specific, and are described below in part:

•	Advisory business financial and accounting records, including: cash receipts and disbursements journals; income and expense account ledgers; check-books; bank account statements; Advisory business bills; and financial statements.
•	Records that pertain to providing investment advice and transactions in client accounts with respect to such advice, including: orders to trade in client accounts (referred to as “order memoranda”); trade confirmation statements received from broker-dealers; documentation of proxy vote decisions; written requests for withdrawals or documentation of deposits received from clients; and written correspondence sent to or received from clients or potential clients discussing recommendations or suggestions.
•	Records that document the DOL PTE 202-02 Best Interest Analysis
•	Records that document authority to conduct business in client accounts, including: a list of accounts in which the firm has discretionary or nondiscretionary authority; documentation granting discretionary or nondiscretionary authority; and written agreements with clients, such as Advisory contracts.
•	Advertising and performance records, including: newsletters; articles; and computational worksheets demonstrating performance returns.
•	Records related to the Code of Ethics Rule, including those addressing personal securities transaction reporting by access persons.
•	Records regarding the maintenance and delivery of Adviser’s written disclosure document and disclosure documents provided by certain solicitors who seek clients on Adviser’s
5

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

behalf.

•	Policies and procedures adopted and implemented under the Compliance Rule, including any documentation prepared in the course of the annual review.
•	Some Advisers are required to maintain additional records. For example, Advisers that have custody and possession of clients’ funds and/or securities must make and keep additional records that are described in the Books and Records Rule (Rule 204-2, paragraph (b)), and Advisers who provide investment supervisory or management services to any client must also make and keep specific additional records (which are described in Rule 204-2, paragraph (c)).

Advisers must keep these records for specified periods of time. Generally, most books and records must be kept for five years from the last day of the fiscal year in which the last entry was made on the document, or the document was disseminated. You may be required to keep certain records for longer periods, such as records that support performance calculations used in advertisements (as described in Rule 204-2, paragraph (e)).

Advisers are required to keep records in an easily accessible location. In addition, for the first two of these years, records must be kept onsite. If some original books and records are maintained somewhere other than the principal office or place of business, this practice must be noted and the alternative location must be identified on Form ADV (in Section 1K of Schedule D). Many Advisers store duplicate copies of Advisory records in a location separate from their principal office in order to ensure the continuity of their business in the case of a disaster.

Advisers may store original books and records by using either micrographic media or electronic media. These media generally include microfilm or digital formats (e.g., electronic text, digital images, proprietary and off-the-shelf software, and e-mail). In dealing with electronic records, Advisers must also take precautions to ensure that they are secure from unauthorized access and theft or unintended destruction (similar safeguarding provisions regarding client information is required by Regulation S-P under the Gramm-Leach-Bliley Act). In general, Advisers should be able to promptly (generally within twenty-four

(24) hours) produce required electronic records that may be requested by the SEC staff, including e-mail. In order to do so, the Advisers Act requires that Advisers arrange and index required electronic records in a way that permits easy location, access, and retrieval of any particular electronic record.

Administration

The CCO has the overall responsibility for the monitoring of our books and records policy, procedures, and practices.

Procedures and Practices

Pathstone will ensure the accuracy of required books and records. To ensure the accuracy of records, periodic review of records will be performed as part of the annual review, forensic testing and account reconciliation process. Additionally, Pathstone has the following control mechanisms in place to ensure accuracy of our books and records:

o	The creation of new client account records in our CRM follows a three-step approval process after our client advisors enter the information. The account characteristics (including custodian/institution) are reviewed by a team member from each Compliance,
6

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

Capital Markets, and Reporting. Starting with Compliance, each approval is documented before the record progresses to the next team for review. When inaccuracies are identified the account record is updated accordingly by the client advisor and the review process starts again from the beginning. The client account record receives an Active status in our system only after all three approvals take place.

o	Account characteristics are further reviewed during Pathstone’s annual custody audit and during the preparation of data used to produce the Firm’s ADV.

Pathstone’s filing system for records, whether stored in files or electronic media, are designed to meet the firm’s policy, business needs and regulatory requirements as follows:

•	Arranging for easy location, access and retrieval;
•	Having available the means to provide legible true and complete copies;
•	For records stored on electronic media, back-up files are made and such records stored separately;
•	Reasonably safeguarding all files, including electronic media, from loss, alteration or destruction;
•	Limiting access by authorized persons to Pathstone’s records; and
•	Ensuring that any non-electronic records that are electronically reproduced and stored are accurate reproductions.

Periodic reviews may be conducted by the designated officer, individual or department managers to monitor Pathstone’s recordkeeping systems, controls, and firm and client files.

Required Records

Many records maintained by Pathstone are referenced throughout the contents of these policies and procedures. The records maintained by Pathstone include the following:

•	Financial records (e.g. balance sheets, ledgers, checking account records, records of all bills paid and received, financial statements related to Pathstone 's business);
•	Corporate records including LLC agreements;
•	All agreements entered into by Pathstone, including all client agreements, and related documents such as investment policy statements, investment guidelines and restrictions, etc. Any document that relates to client investments or accounts should be maintained in the client’s file;
•	Detailed Trade Order memoranda, best execution reviews, trade error forms and detection;
•	Code of Ethics acknowledgements, personal securities transaction reports and supervisory reviews;
•	Form ADV versions, including Form CRS;
•	Privacy notices;
•	Disaster Recovery Plan;
•	All advertising materials accompanied by compliance approval;
•	Versions of policies and procedures;
•	Documents related to Annual Review of Written Policies and Procedures;
7

PATHSTONE FAMILY OFFICE, LLC

CODE OF ETHICS

•	DOL PTE2020-02
•	AML OFAC reviews
•	Record of Delivery of Privacy Notice;
•	Form 13D, 13F and 13G filings, if applicable;
•	Client Complaints and their resolutions;
•	Pathstone email and supervisory review; and
•	Communications sent to or received by Pathstone.
G.	Business Continuity

Pathstone has adopted business continuity and disaster recovery policies that incorporate both data backup and restore procedures as well as procedures to be followed in the event of a disaster. All data is backed up and stored in an offsite location. A copy of the disaster recovery policy is maintained by the Chief Technology Officer (“CTO”) or other responsible manager, who is charged with implementing these policies. In addition, each Supervised Person is responsible for applicable procedures related to their job function. These procedures are important to Pathstone’s fiduciary obligation to clients, which includes protecting client interests in the event of a business disruption to the extent reasonable under the circumstances.

Regulatory Requirement

No specific rule or regulations requires Advisory firms to adopt written disaster recovery programs. However, a general reading of the SEC’s Compliance Programs Rule, client expectations and the application of fiduciary duty establishes the need for disaster recovery and business continuity plans for the firm’s business.

Administration

The CTO is designated as the Disaster Recovery Team Leader and, in coordination with the Firm’s IT Consultant, are responsible for maintaining and implementing Pathstone’s Disaster Recovery Plan, and for providing all Pathstone Supervised Persons with adequate information to respond in the event of a disaster.

Procedures and Practices

•	In preparation for an event of disaster, Pathstone has developed a disaster recovery plan. This plan is detailed in a separate, comprehensive Disaster Recovery Document and has been provided to all key disaster recovery personnel.
•	While business continuity policies and controls are established, reviewed, and updated periodically by Pathstone, the CCO will maintain oversight to ensure compliance with all applicable laws and regulations.
•	Pathstone’s disaster recovery document provides procedures for:
o	Documenting computer back-up procedures, i.e., frequency, procedure, person(s) responsible, etc.
o	Designating back-up storage locations(s) and persons responsible to maintain back-up data in separate locations.